Exhibit 10.1

LOAN AGREEMENT

This Loan Agreement (this “Agreement”), dated as of October 16, 2007, is entered into by and between The Bankers Bank, N.A., a national banking association (together with its successors and assigns, the “Bank”), and BancTrust Financial Group, Inc., an Alabama corporation (the “Borrower”), which owns all of the issued and outstanding capital stock of BankTrust, an Alabama banking corporation (“BankTrust-Mobile”) and BankTrust, a Florida banking corporation (“BankTrust-Florida”)(together Bank Trust-Mobile and BankTrust-Florida are referred to as the “Bank Subsidiaries”, and each a “Bank Subsidiary”).

ARTICLE I.

THE LOAN AND STOCK PLEDGE

Section 1.01. Loan and Use of Proceeds. The Bank shall, upon the terms and subject to the conditions set forth in this Agreement, extend credit to the Borrower (the “Loan”) in the aggregate principal amount of up to THIRTY-EIGHT MILLION DOLLARS ($38,000,000.00) (the “Maximum Outstanding Principal Balance”). The Loan shall be used exclusively by the Borrower to fund the cash portion of the purchase price to be paid in the merger of The Peoples BancTrust Company, Inc. into the Borrower pursuant to the Agreement and Plan of Merger between the Borrower and The Peoples BancTrust Company, Inc. (“Peoples”) dated May 21, 2007, and any expenses associated with the Loan.

Section 1.02. Note. The Loan shall be evidenced by a promissory note of even date (the “Note”) prepared by Bank counsel, payable to the order of the Bank, executed by the Borrower, in the amount of the Maximum Outstanding Principal Balance, bearing interest from the date credit is extended thereunder at the rate specified, being otherwise payable as set forth under the Note, and providing for a term of three years.

Section 1.03. Fees. The Borrower shall pay a reservation fee of TWENTY-FIVE THOUSAND DOLLARS ($25,000.00), which shall be non-refundable. This fee will be applied toward the loan fee payable at closing. The Borrower shall also pay an annual fee in the following amounts: (i) a one-year loan fee due and payable at closing equal to twenty basis points (.002) of the commitment amount being SEVENTY-SIX THOUSAND DOLLARS ($76,000); (ii) on October 16, 2008, an annual fee shall be due and payable equal to fifteen basis points (.015) of the commitment amount being FIFTY-SEVEN THOUSAND DOLLARS ($57,000); and (iii) on October 16, 2009, an annual loan fee shall be due and payable equal to ten basis points (.001) of the commitment amount being THIRTY-EIGHT THOUSAND DOLLARS ($38,000). If the Loan is pre-paid partially or in its entirety before August 31, 2008, a pre-payment penalty equal to the product of the principal balance so prepaid multiplied by five basis points will be due and payable at the time of any such pre-payment. If the pre-payment occurs from the proceeds of a capital markets financing arranged, made, or managed by BankersBanc Capital Corporation or its affiliates, no pre-payment penalty will be incurred. On or after August 31, 2008, the Loan may be prepaid in whole or in part at any time without fee or penalty.

Section 1.04. Security Interest. The Borrower hereby unconditionally grants and assigns to the Bank and its successors and assigns a continuing security interest in and security title to all of the issued and outstanding shares of capital stock owned or hereafter acquired by the Borrower in the Bank Subsidiaries (the “Stock”). The Borrower hereby delivers to the Bank all of its right, title and interest in and to the Stock, together with certificates representing the Stock and stock powers endorsed in blank, as security for all obligations of the Borrower to the Bank under the Note, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due. If either Bank Subsidiary issues, for any reason whatsoever any additional shares of the capital stock of the Bank Subsidiaries, such shares shall thereupon constitute Stock to be held by the Bank under the terms of this Agreement and the Borrower shall immediately deliver such shares to the Bank, together with stock powers endorsed in blank by the Borrower. Beneficial ownership of the Stock, including all voting, consensual and dividend rights, shall remain in the Borrower until the occurrence of an Event of Default.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES

In extending credit pursuant to this Agreement, the Bank has relied upon the following representations and warranties by the Borrower, all of which shall survive the closing of the Loan (the “Closing”):

Section 2.01. Loan to Book Value. On the date of this Agreement, the Maximum Outstanding Principal Balance of the Loan does not exceed 50% of the total combined equity capital of BankTrust-Florida and BankTrust-Mobile, including BankTrust-Mobile after giving effect to the merger of Peoples into BankTrust-Mobile.

Section 2.02. Organization, Power, Authority and Binding Effect. The Borrower is an Alabama corporation which is duly organized, validly existing, and in good standing in the State of Alabama and all other jurisdictions where it is required to qualify to do business, and has all necessary licenses, permits, and governmental approvals necessary for the present and proposed conduct of its business. The Borrower has all necessary corporate power and authority to execute and deliver and perform under this Agreement, the Note, and the other documents evidencing or otherwise relating to or delivered in connection with the Loan or any other liability of the Borrower to the Bank (collectively, the “Loan Documents”). Upon execution and delivery hereof and thereof, the Loan Documents will constitute valid and binding obligations of the Borrower, enforceable in accordance with their respective terms (subject to applicable bankruptcy laws and similar laws affecting creditors’ rights), and the Note will be entitled to the benefits of the Loan Documents.

Section 2.03. No Violations. Neither the Borrower nor any Bank Subsidiary is in default and no event has occurred which, but for the giving of notice or the passage of time or both, under any Indebtedness (as defined in Section 5.03), or under any other agreement or instrument to which the Borrower or any Bank Subsidiary is a party or by which the Borrower or any Bank Subsidiary is or may be bound or subject, which could materially affect this Agreement, the credit extended hereunder, the Loan Documents, or the financial condition, earnings capacity, or prospects of the Borrower. Neither the execution and delivery of any of the Loan Documents nor compliance with the terms and provisions hereof and thereof, nor the performance of the transactions contemplated herein or therein will: (i) violate any provision of law or of any applicable statute, regulation, rule, order, writ, injunction, or decree of any court or governmental authority; (ii) conflict or be inconsistent with, or result in any breach of, any of the terms, covenants, conditions, or provisions of, or constitute a default under, any Indebtedness, obligation, agreement, or instrument to which the Borrower is a party, or by which the Borrower is or may be subject or bound; or (iii) result in the creation or imposition of (or the obligation to create or impose) any lien, charge, security interest, or encumbrance upon any of the property or assets of the Borrower except as provided in this Agreement in favor of the Bank.

Section 2.04. Financials. All financial statements of the Borrower supplied to the Bank correctly and fairly set forth in accordance with generally accepted accounting principles consistently applied (“GAAP”), the results of operations for such periods and the financial condition of the Borrower at such dates, and there have been no material adjustments made or proposed to such statements or material adverse changes in the financial condition, business, properties, prospects, operations, or earnings capacity of the Borrower.

Section 2.05. Litigation, Proceedings, Etc. There are no actions, suits, claims, proceedings, or investigations (whether or not purportedly on behalf of the Borrower or any Bank Subsidiary) pending or, to the knowledge of the Borrower, threatened or in prospect before any court, agency or other tribunal, or governmental authority against the Borrower or any Bank Subsidiary which, if adversely determined, would result in any material adverse change in the business, properties, prospects, financial condition, earnings, results of operations, or earnings capacity of the Borrower or Bank Subsidiary, or which question the validity of the Loan or the Loan Documents, or any action or instrument contemplated hereby or thereby. Neither the Borrower nor any Bank Subsidiary is currently affected by any strike or other labor disturbance, and is not in default in any material respect under any material judgment, order, injunction, rule, ruling, or regulation of any court or governmental authority. The Borrower and each Bank Subsidiary is in compliance with all laws, rules, regulations, orders, memoranda, and agreements applicable to them or to which they are parties. Except as certified in writing by the Borrower to the Bank, neither the Borrower nor any Bank Subsidiary is subject to any regulatory cease and desist or other orders or memoranda, and based upon their latest regulatory examination, as applicable, none of them knows of, or has reason to believe that any applicable regulatory agency is contemplating any such action.

Section 2.06. Tax Returns and Payments. The Borrower and each Bank Subsidiary has filed all tax returns and reports required by law to be filed, and all taxes, fees, assessments, and other governmental charges (other than those presently payable without interest or penalty) upon the Borrower and each Bank Subsidiary, or any of their respective properties or income, have been paid in full and reflected in their respective financial statements.

Section 2.07. Accuracy and Completeness. All Loan Documents and other information and documents submitted by the Borrower prior to the Closing, and at any time thereafter, shall constitute representations and warranties to the Bank, and no representation or warranty contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was given.

Section 2.08. Regulatory Approvals. Every requisite approval of all state and federal regulatory authorities which was required to be obtained prior to the Borrower’s taking any of the actions or consummating any of the transactions contemplated by this Agreement has been obtained.

ARTICLE III.

CONDITIONS

Section 3.01. Conditions. The Bank’s obligations to extend credit under the Loan are subject to the following conditions:

(a) There shall be no Event of Default or condition or event which, after notice or lapse of time or both, would constitute such an Event of Default;

(b) The Bank shall have received from counsel to the Borrower favorable opinions as to all matters reasonably requested by the Bank, in form and substance mutually agreeable to the Borrower and the Bank;

(c) The Borrower shall deliver to the Bank duly executed Loan Documents and all other documents or instruments which the Bank shall require in connection with extension of credit under the Loan;

(d) The Borrower shall have received and shall have provided to the Bank evidence of all necessary approvals of federal and state regulatory agencies if required regarding the Loan and the payment of dividends by the Bank Subsidiaries to the Borrower to make all payments under the Loan;

(e) The Borrower shall use the entire loan amount to fund the cash portion of the purchase price to be paid in the merger of The Peoples BancTrust Company, Inc. into the Borrower pursuant to the Agreement and Plan of Merger between the Borrower and The Peoples BancTrust Company, Inc. dated May 21, 2007, and any expenses associated with the Loan;

(f) The Borrower shall continue to fulfill all of the terms, representations, warranties, and covenants of the Loan Documents;

(g) Neither the Borrower nor any Bank Subsidiary shall be subject to any regulatory formal enforcement action;

(h) The Bank shall have conducted an on-site investigation and review of the Borrower and shall have been satisfied in its sole discretion with its findings and of the condition of the Borrower;

(i) The Bank shall have received a certificate of the president, a vice president, or other officer(s) of the Borrower, in form and substance mutually agreeable to the Borrower and the Bank, stating (i) that all representations and warranties contained in this Agreement and in all other Loan Documents are true and accurate as of the date of the Closing; (ii) that there exists no Event of Default under this Agreement or under any other Loan Document, or any condition or event which with the giving of notice or the passage of time, or both, would become an Event of Default under this Agreement or under any other Loan Document; and (iii) any other fact or representation reasonably requested by the Bank in its sole discretion; and

(j) The Borrower and each Bank Subsidiary shall be in material compliance with all laws, regulations, orders, memoranda, and requirements applicable to them.

ARTICLE IV.

AFFIRMATIVE COVENANTS

Section 4.01. Stock Rights. The Borrower shall at all times that the Loan is outstanding own 100% of the voting stock of each Bank Subsidiary.

Section 4.02. Financial and Other Information. To the extent permitted by law, the Borrower shall make available to the Bank such financial information, reports, and documents concerning the financial condition and operations of the Borrower and each Bank Subsidiary as the Bank may reasonably request. Without limiting the generality of the foregoing, the Borrower shall provide to the Bank the following:

(a) The Borrower shall furnish to the Bank no later than 45 days after the end of each quarter, a quarterly compliance letter certified by an officer of the Borrower in form and substance reasonably satisfactory to the Bank and evidencing the Borrower’s compliance with all terms and conditions of the Loan and this Agreement including, without limitation, all covenants contained in Articles IV and V.

(b) Not later than 120 days after the end of each fiscal year, audited consolidated financial statements of the Borrower prepared in accordance with generally accepted accounting principles (“GAAP”) and certified by an independent accounting firm acceptable to the Bank;

(c) Not later than 45 days after each of the first three quarters of each fiscal year, unaudited consolidated financial statements of the Borrower, prepared in accordance with GAAP (subject to changes resulting from normal year-end adjustments) and certified by the chief financial officer of the Borrower;

(d) Not later than 45 days after the end of each of the first three quarters of each year, copies of the Report of Condition and the Report of Income and Dividends of each Bank Subsidiary;

(e) Immediately after the occurrence of a material adverse change in the business, properties, condition, management, or prospects (financial or otherwise) of the Borrower or any Bank Subsidiary, including, without limitation, imposition of any letter agreement, memorandum of understanding, cease and desist order, or other similar regulatory action involving the Borrower or any Bank Subsidiary, a statement of the Borrower’s chief executive officer or chief financial officer setting forth in reasonable detail such change and the action which the Borrower or any Bank Subsidiary proposes to take with respect thereto;

(f) From time to time upon request of the Bank, such information relating to the operations, business, condition, management, properties, or prospects of the Borrower or any Bank Subsidiary as the Bank may request (including meetings with the Borrower’s or Bank Subsidiary’s officers and employees).

(g) No later than 30 days from the end of each fiscal quarter of the Borrower, the Borrower shall provide to the Bank a written certificate stating that it is in compliance with all obligation of Articles IV and V of this Agreement; and, if the Borrower is not in compliance, such certificate shall specify the manner in which the Borrower has not complied with such covenant.

Section 4.03. Financial Ratios and Indicators. The Borrower shall maintain certain financial ratios and indicators as described below:

(a) Non-Performing Assets Ratio. Borrower’s Non-Performing Assets Ratio (as defined below) shall be equal to or less than: (i) 3.00% on December 31, 2007; (ii) 2.75% on March 31, 2008; (iii) 2.50% on June 30, 2008; (iv) 2.25% on September 30, 2008; (v) 2.00% on December 31, 2008; (vi) 1.75% on March 31, 2009; (vii) 1.50% on June 30, 2009; (viii) 1.25% on September 30, 2009; and (ix) 1.00% on and after October 1, 2009. The Non-Performing Assets Ratio will be measured quarterly. “Non-Performing Assets” shall mean the aggregate sum of the Borrower’s consolidated (i) Cash Basis Loans, (ii) loans 90 days or more past due, (iii) Renegotiated Loans, (iv) Other Real Estate Owned and (v) loans defined as “other non-performing assets” on Borrower’s consolidated financial statements. The Non-Performing Assets Ratio shall be calculated as the quotient of (i) Non-Performing Assets divided by (ii) the sum of (a) total loans and (b) Other Real Estate Owned.

(b) Debt Service Coverage Ratio. Borrower shall maintain a minimum Debt Service Coverage Ratio of 1.25 to 1.00, to be measured at the end of each fiscal quarter on a trailing twelve month basis. Debt Service Coverage Ratio shall mean the quotient of (i)(a) the sum of Consolidated Net Income multiplied by 0.75 and (b) interest expense (based on the actual Loan balance and outstanding trust preferred securities balances), divided by (ii) the Debt Service on all outstanding debt of the Borrower. For purposes of the denominator of this quotient, Debt Service of the Borrower shall be determined on an unconsolidated basis. Debt Service shall include all payments of interest and shall assume payments of principal on the Loan on a 20 year straight line amortization and shall assume payments of principal on all outstanding trust preferred securities on a 30 year straight line amortization. For the purposes of this ratio, Consolidated Net Income shall mean, for any period, the net income (or loss) of the Borrower and its subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

(c) Tier 1 Core Leverage Ratio. Borrower shall maintain a minimum Tier 1 Core Leverage Ratio of 7.00%, to be measured quarterly. Each Bank Subsidiary shall maintain a minimum Tier 1 Core Leverage Ratio of 7.00%, to be measured quarterly.

(d) Tier 1 Risk Based Capital Ratio. Borrower shall maintain a minimum Tier 1 Risk Based Capital Ratio of (i) 8.75% from the date hereof through December 30, 2008 and (ii) 9.00% from December 31, 2008 through December 31, 2010, to be measured quarterly. Each Bank Subsidiary shall maintain a minimum Tier 1 Risk Based Capital Ratio of 9.00%, to be measured quarterly.

(e) Classified assets. At all times the total of the Borrower’s assets which are classified as “substandard” and “doubtful” shall be less than the sum of (i) 50% of its Tier 1 capital and (ii) its Allowance for Loan and Lease Losses.

(f) Loan to Book Value. The Maximum Outstanding Principal Balance of the Loan shall not at any time exceed 50% of the total combined equity capital of BankTrust-Florida and BankTrust-Mobile, including Bank-Trust Mobile as it may exist from time to time after giving effect to the merger of BankTrust-Florida and Peoples, or any other entity, into BankTrust-Mobile.

Section 4.04. Continued Existence, Protection of Property, Insurance. The Borrower shall do or cause to be done all that is necessary to:

(a) Preserve its existence and the existence of the Bank Subsidiaries and to keep in full force and effect all applicable governmental permits, licenses, charters, consents, and franchises, and to comply with all applicable laws;

(b) Conduct and operate its businesses in a reasonably prudent and careful manner;

(c) Preserve and protect its property;

(d) Timely, accurately, and completely make and file all reports and other filings to applicable governmental authorities; and

(e) Maintain or cause the Bank Subsidiaries to maintain adequate insurance with insurance companies of recognized responsibility (i) insurance coverage to such extent and against such risks, including fire, casualty, and theft, as is customary with commercial banks and bank holding companies, (ii) necessary workmen’s compensation insurance, (iii) employee and officer blanket or individual bonds in amounts not less than those required under applicable statute, or governmental rule, order, or regulation, but in no event less than the amount of such bonds carried by commercial banks of comparable size in the Borrower’s region, and (iv) such other insurance or bonds as may be required by law.

Section 4.05. Notice of Adverse Events. The Borrower shall promptly notify the Bank of the filing of any notice, suit, claim, action, proceeding, or investigation in or by any court or any other governmental authority in which an adverse decision could reasonably be expected to have a material adverse effect upon the Borrower or any Bank Subsidiary and shall promptly notify the Bank of the occurrence of any material adverse order, judgment, settlement, determination, or other adverse event. The Borrower shall also promptly notify the Bank of the occurrence of any other event which could have a material adverse effect upon the Borrower or any Bank Subsidiary. The Borrower also shall notify the Bank within 10 days of the imposition of, or entering into by, with respect to the Borrower or any Bank Subsidiary, any cease and desist order, memorandum of understanding, or other order or agreement by or with any state or federal authority.

Section 4.06. Inspection of Properties and Books. So long as any amount under the Loan is owing to the Bank, and to the extent inspection of such records is not expressly prohibited by applicable law or regulation, the Bank shall have the right, at such reasonable times and intervals as the Bank may reasonably request, to (a) visit and inspect the Borrower and the Bank Subsidiary and their assets; (b) examine such entities’ books of account (and to make copies thereof and extracts therefrom); (c) discuss the affairs, finances, and accounts of the Borrower and the Bank Subsidiary; and (d) be advised as to the same by their respective officers.

Section 4.07. Compliance. The Borrower and each Bank Subsidiary shall comply in all material respects to all laws, rules, regulations, orders, and memoranda applicable to each of them respectively.

ARTICLE V.

NEGATIVE COVENANTS

The Borrower covenants and agrees that from the date of this Agreement and until payment in full of the principal of and interest on the Note, unless the Bank shall otherwise consent in writing:

Section 5.01. Management. There shall be no change of control of Borrower under the Change in Bank Control Act.

Section 5.02. Restriction on Dividends. The Borrower shall not pay dividends if there has occurred or is continuing an Event of Default (as defined in Section 6.01).

Section 5.03. Cash Expenditures; Indebtedness. The Borrower and each Bank Subsidiary shall not create, incur, assume, guarantee, agree to purchase or repurchase or provide funds, or otherwise become or remain liable on any Indebtedness in excess of ONE MILLION DOLLARS ($1,000,000.00) without the Bank’s prior written consent, which will not be unreasonably withheld; provided, however, that any capital market financing undertaken by the Borrower that would replace, in whole or in part, the amount of the Loan shall be permitted. For purposes of this Agreement, “Indebtedness” includes all indebtedness, liabilities and obligations, matured or unmatured, liquidated or unliquidated, direct or indirect, primary, secondary, absolute or contingent, and whether arising by contract, operation of law or otherwise, including, without limit, obligations to creditors (including without limit, the Bank) for borrowed money. “Indebtedness” shall exclude interest rate swap contracts entered into by the Borrower and short term unsecured Indebtedness such as federal funds purchased by the Borrower’s subsidiaries for liquidity purposes or otherwise in the Borrower’s subsidiaries’ ordinary course of business.

Section 5.04. Acquisitions; Mergers; Reorganizations, Etc. Without the Bank’s prior written consent, which will not be unreasonably withheld, the Borrower shall not:

(a) Sell all or substantially all of its assets; or

(b) Except for the merger of Peoples into BankTrust-Mobile or the merger or reorganization of any wholly owned subsidiary of the Borrower with any other wholly owned subsidiary of the Borrower, enter into, perform under, or consummate any merger, consolidation, reorganization, conversion, exchange offer, asset acquisition, tender, or takeover offer or other acquisition, reorganization, or recapitalization agreement, or similar transaction.

Section 5.05. Articles of Incorporation; Bylaws; Domicile; Federal Regulator. There shall not be any material change, alteration, amendment, or repeal of any provision of the Borrower’s or any Bank Subsidiary’s articles of incorporation (or other charter document) or by-laws, as they exist on the date of this Agreement, or any change of the Borrower’s or any Bank Subsidiary’s jurisdiction of incorporation, or any change in the Bank Subsidiary’s primary state or federal regulator, unless required by law.

Section 5.06. Certain Restrictions Regarding Securities. There shall not be any reverse stock splits, or purchases, redemptions, retirements or reclassifications of the capital stock, other securities or evidences of indebtedness (other than FDIC-insured deposits repurchase agreements entered into in the ordinary course of the Bank’s business) of any class, series, or issue whatsoever of the Borrower or any Bank Subsidiary.

Section 5.07. Liens. Except for liens and encumbrances which are being duly contested, neither the Bank nor any Bank Subsidiary shall mortgage, pledge, grant or permit to exist any material security interest in or lien or encumbrance upon any of their assets of any kind, whether now owned or hereafter acquired; provided, however, each Bank Subsidiary may pledge government securities to secure government deposits and repurchase agreements to the extent required by law.

ARTICLE VI.

EVENTS OF DEFAULT AND REMEDIES OF THE BANK

Section 6.01. Events of Default. The occurrence of any one or more of the following events and the expiration of any applicable cure or grace period expressly provided in this Agreement shall constitute an “Event of Default”:

(a) Failure of the Borrower to make when due any payment of any amount payable, whether principal or interest or other amount, on the Note or on any Liability, whether at maturity, or at a date fixed for any prepayment or partial payment, or by acceleration otherwise. “Liability” means all indebtedness, liabilities, and obligations of the Borrower of any nature whatsoever which the Bank may now or hereafter have, own, or hold, and which are now or hereafter owing to the Bank regardless of however and whenever created, arising or evidenced, whether now, heretofore or hereafter incurred, whether now, heretofore or hereafter due and payable, whether alone or together with another or others, whether direct or indirect, primary or secondary, absolute or contingent, or joint or several, and whether as principal, maker, endorser, guarantor, surety or otherwise, and also regardless of whether such Liabilities are from time to time reduced and thereafter increased or entirely extinguished and thereafter incurred, including without limitation the Note and any amendments, extensions, renewals, modifications or substitutions thereof or therefor;

(b) Any statement, representation, or warranty of the Borrower made in any of the Loan Documents or at any time furnished by or on behalf of the Borrower to the Bank shall be false or misleading in any material respect as of the date made;

(c) Failure by the Borrower fully to comply with any of the covenants in Articles IV and V of this Agreement, provided that such failure will only constitute an Event of Default if it is not remedied within 90 days after written notice specifying the nature of the default from the Bank to the Borrower, except that such 90 day period shall be 30 days with respect to a breach of the covenant contained in Section 4.03(f); and, provided further that, failure to satisfy the Non-Performing Assets Ratio standards set forth in Section 4.03(a) shall not be deemed an Event of Default until such Non-Performing Assets Ratio exceeds 5.00%.

(d) The occurrence of a default and the continuation thereof beyond any applicable cure period under any other agreement to which the Borrower and the Bank are parties or under any other instrument executed by the Borrower in favor of the Bank;

(e) Insolvency of the Borrower or any Bank Subsidiary or the making by Borrower or any Bank Subsidiary of an assignment for the benefit of creditors; or if any action is brought by the Borrower or any Bank Subsidiary seeking dissolution of the Borrower or such Bank Subsidiary or liquidation of its assets or seeking the appointment of a trustee, interim trustee, receiver, or other custodian for any of its property; or if the Borrower or any Bank Subsidiary commences a voluntary case under the Federal Bankruptcy Code; or if any reorganization or arrangement proceeding is instituted by the Borrower or any Bank Subsidiary for the settlement, readjustment, composition or extension of any of its debts upon any terms; or if any action or petition is otherwise brought by the Borrower or any Bank Subsidiary seeking similar relief or alleging that it is insolvent or unable to pay its debts as they mature;

(f) The bringing of any action against the Borrower or any Bank Subsidiary seeking dissolution of the Borrower or such Bank Subsidiary or liquidation of any of its assets or seeking the appointment of a trustee, interim trustee, receiver, or other custodian for any of its property, and such action is consented to or acquiesced in by the Borrower or such Bank Subsidiary or is not dismissed within 60 days of the date upon which it was instituted; or any proceeding under the Federal Bankruptcy Code is instituted against the Borrower or any Bank Subsidiary and (i) an order for relief is entered in such proceeding or (ii) such proceeding is instituted against the Borrower or any Bank Subsidiary or is not dismissed within 60 days of the date upon which it was instituted; or any reorganization or arrangement proceeding is instituted against the Borrower or any Bank Subsidiary for the settlement, readjustment, composition, or extension of any of its debts upon any terms, and such proceeding is consented to or acquiesced in by the Borrower or such Bank Subsidiary or is not dismissed within 60 days of the date upon which it was instituted; or any action or petition is otherwise brought against the Borrower or any Bank Subsidiary seeking similar relief or alleging that it is insolvent, unable to pay its debts as they mature, or generally not paying its debts as they become due, and such action or petition is consented to or acquiesced in by the Borrower or such Bank Subsidiary or is not dismissed within 60 days of the date upon which it was brought;

(g) The default by the Borrower or any Bank Subsidiary on any indebtedness to another individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof, and the resulting acceleration of the maturity of such indebtedness, where the amount of such indebtedness, individually or in the aggregate, exceeds FIVE MILLION DOLLARS ($5,000,000.00);

(h) If any of the Borrower’s or Bank Subsidiary’s banking regulators takes the following actions:

(i) Entering into a cease and desist order against Borrower or any Bank Subsidiary;

(ii) Requiring Borrower or any Bank Subsidiary to enter into a memorandum of understanding, letter agreement or other written undertaking with respect to a material regulatory filing, which shall be deemed to be a matter not resolvable by its terms within 180 days; or

(iii) Such other action as the banking regulators take that explicitly states that Borrower or any Bank Subsidiary has acted in an unsafe or unsound manner.

(i) The Borrower ceases to own 100% of the issued and outstanding capital stock of each of the Bank Subsidiaries.

Upon the occurrence of any Event of Default and the continuation thereof beyond any applicable cure period, the Bank, at any time, without notice to the Borrower, may declare the unpaid outstanding amount of and interest and other charges on the Loan immediately due and payable, together with any other Liability of the Borrower to the Bank, and such amounts thereupon shall become immediately due and payable, without presentment, demand, protest, notice of protest, or notice of any kind, all of which are hereby expressly waived by the Borrower, and if not paid in full promptly, the Bank may exercise all rights given to it under the laws of the State of Alabama and any other state or the Loan Documents, including without limitation, the filing of actions in law or in equity. The Borrower hereby waives, as to the Loan and the Note, any rights of exemption under the Constitution and laws of the United States, the State of Alabama, and of any other state or jurisdiction.

ARTICLE VII.

MISCELLANEOUS

Section 7.01. Notices. Any notice shall be deemed conclusively to have been received and shall be effective on the earlier of the date on which delivered to the addressee thereof or on the third business day after the day on which mailed to the address set forth below (or at such other address as such party shall specify to the other party in writing):

If to the Borrower:	BancTrust Financial Group, Inc.
Attn: Mr. W. Bibb Lamar, Jr.
100 St. Joseph Street
Mobile, AL 36602
(251) 431-7800 voice
(251) 431-7851 fax

With a copy to:	Hand Arendall, LLC
Attn: Stephen G. Crawford
P.O. Box 123
Mobile, AL 36601
(251) 694-6244 voice
(251) 544-1610 fax

If to the Bank:	The Bankers Bank, N.A.
Attn: Mr. Shane McBride
3800 Colonnade Parkway
Suite 575
Birmingham, Alabama 35243-3369
(205) 262-4978 voice
(205) 262-4973 fax

With a copy to:	Balch & Bingham, LLC
Attn: Michael D. Waters
1901 Sixth Avenue North, Suite 2600
Birmingham, Alabama 35203
(205) 226-8720 voice
(205) 226-8799 fax

Section 7.02. Expenses of Loan. The Borrower shall pay any reasonable and necessary expenses incurred by the Bank from time to time in connection with the enforcement of the Bank’s rights in connection with the Loan and the Loan Documents, including but not limited to, all pre-closing, closing and post-closing expenses, including legal fees.

Section 7.03. Set-Off. As further security for the Borrower’s obligations under this Agreement, the Bank is hereby granted a continuing lien upon any and all monies, securities, and other property of the Borrower and the proceeds thereof, now or in transit to the Bank from or for the Borrower whether for safekeeping, custody, pledge, transmission, collection, in trust, or otherwise, and also upon any and all deposit balances (general or special) and credits of the Borrower with, and any and all claims of the Borrower against, the Bank at any time existing; and upon the occurrence of any Event of Default, the Bank may, without notice, apply or set-off the same against the Loan hereby secured.

Section 7.04. No Waiver, Cumulative Remedies. No failure or delay on the part of the Bank in exercising any right, power, or privilege under the Loan Documents, and no course of dealing between the Borrower and the Bank shall operate as a waiver thereof; nor shall a single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights, remedies, and powers provided in the Loan Documents are cumulative and not exclusive of any rights, powers, or remedies provided by law or otherwise available. Any such right, remedy, or power may be exercised from time to time, independently or concurrently, and as often as the Bank shall deem expedient. No waiver of any Event of Default shall extend to any subsequent Event of Default. No modification, amendment, or waiver of any provision of the Loan Documents, or any other departure by the Borrower herefrom or therefrom, shall be effective unless the same shall be in writing and signed by the Bank and then such waiver or consent shall be effective only in the specific instance and for the specific purpose and duration for which given. No notice to, or demand on, the Borrower in any case shall entitle the Borrower to any other or further notice or demand in the same, similar, or other circumstances.

Section 7.05. Assigns, Binding Effect. Wherever in this Agreement reference is made to either of the parties to this Agreement or to either Bank Subsidiary, such reference shall be deemed to include the respective heirs, representatives, successors, and assigns of such person or entity; provided, however, that neither any obligation under the Loan Documents or any Liability of the Borrower to the Bank under this Agreement nor any rights, obligations, or duties hereunder may be transferred, assigned, or delegated by the Borrower without the Bank’s prior written consent. The Bank will not sell or transfer the Loan without giving the Borrower 120 days prior written notice. If such Loan is sold or transferred, the pre-payment penalty set forth in Section 1.03 shall be waived by the Bank. Notwithstanding the foregoing, a participation of any portion of the Loan by the Bank, in the ordinary course of business, shall not constitute a sale of the Loan; provided that the Bank continues to serve as the lead bank with respect to the Loan.

Section 7.06. Further Assurances. The Borrower shall execute and deliver such documents, instruments, and agreements as the Bank may reasonably request in connection with the transactions contemplated by this Agreement, and in connection with the Liability incurred hereunder.

Section 7.07. Governing Law. The Loan Documents, and the rights and obligations of the parties hereunder and thereunder shall be governed by and be construed in accordance with the laws of the State of Alabama, except as may be otherwise expressly set forth therein, and except where required to be governed by or construed in accordance with the laws of another state or jurisdiction to be enforceable. The Borrower acknowledges that the negotiation of the provisions of each of the Loan Documents took place in the State of Alabama; that all such documents were executed in Jefferson County, Alabama, or if executed elsewhere, will become effective only upon the Bank’s receipt and acceptance thereof in Jefferson County, Alabama (provided, however, that the Bank shall have no obligation to give, nor shall the Borrower be entitled to receive, notice of such receipt and acceptance in order for the Loan Documents to become effective and valid and binding obligations of the Borrower); and that all of such documents were or will be executed and delivered to the Bank to induce the Bank to extend credit to the Borrower. Notwithstanding the foregoing, nothing contained in this Section 7.07 shall prevent the Bank from bringing any action or exercising any rights against the Borrower, any of its properties, or any security for the Loan in any other state or jurisdiction. Initiating such action or proceeding or taking any such action in any other state shall in no event constitute a waiver by the Bank of any of the foregoing.

Section 7.08. Indemnification. The Borrower shall indemnify and hold harmless the Bank from and against any and all claims, charges, losses, expenses, and costs (including, without limitation, reasonable attorneys’ fees and expenses) which the Bank may (other than as a result of the gross negligence or willful misconduct of the Bank) incur or be subject to as a consequence, directly or indirectly, of (i) any breach by the Borrower of any warranty, term or condition in, or the occurrence of any default under, any of the Loan Documents, including all fees or expenses resulting from the settlement or defense of any claims of liabilities arising as a result of any such breach of default, (ii) the Bank’s making, holding, or administering the Loan or the collateral, (iii) allegations of participation or interference by the Bank in the management, contractual relations or other affairs of the Borrower or any Bank Subsidiary, (iv) allegations that the Bank has joint liability with the borrower or any Bank Subsidiary for any reason, (v) any suit, investigation, or proceeding as to which the Bank or such participant is involved as a consequence, directly or indirectly, of its execution of any of the Loan Documents, or any other event or transaction contemplated by any of the foregoing. The obligations of the borrower under this Section 7.08 shall survive the payment in full of the Loan.

Section 7.09. Severability. In case any one or more of the provisions contained in any of the Loan Documents should be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby.

Section 7.10. Captions. The captions to sections of this Agreement are provided for convenience of reference only and shall not be considered in construing the intent of the parties or for any other purpose.

Section 7.11. Sealed Instrument. It is the parties’ intent that this Agreement is and shall have the effect of a sealed instrument under law.

Section 7.12. Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding between the parties, supersedes all prior agreements and understandings relating to the subject matter hereof, and may not be amended except by written agreement of the Borrower and the Bank.

Section 7.13. Relationship of Parties. Notwithstanding anything to the contrary contained or implied in this Agreement or in any of the other Loan Documents, or by an action taken pursuant hereto or thereto, the Bank shall not be deemed a partner, joint venturer, or participant in any venture or partnership with the Borrower or any Bank Subsidiary, and the Borrower hereby indemnifies and agrees to defend and hold the Bank harmless (including the payment of attorneys’ fees) from any and all damages resulting from such a construction of the parties’ relationship. The requirements herein, and the restrictions imposed in this Agreement, are for the sole protection and benefit of the Bank.

Section 7.14. Confidentiality. The Bank agrees to use commercially reasonable efforts (equivalent to the efforts the Bank applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to it by the Borrower, including all information designated as confidential, except that the Bank may disclose such information (a) to persons employed or engaged by the Bank in evaluating, approving, structuring or administering the Loan; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 7.14 (and any such assignee or participant or potential assignee or participant may disclose such information to persons employed or engaged by them as described in clause (a) above); (c) as required by any federal or state regulatory authority or examiner; or (d) as compelled by any court decree, subpoena or legal or administrative order or process.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal by their respective duly authorized officers as of the day and year first above written.

BANCTRUST FINANCIAL GROUP, INC.

By:	/s/ W. Bibb Lamar, Jr.
Its:	President

THE BANKERS BANK, N.A.

By:	/s/Arthur J. Sharbel, III
Its:	Senior Vice President

STATE OF ALABAMA	)
)
COUNTY OF MOBILE	)

I, the undersigned, Notary Public in and for said County in said State, hereby certify that W. Bibb Lamar, Jr., whose name as President of BancTrust Financial Group, Inc., an Alabama corporation, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of the instrument, he, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

Given under my hand this the 12th day of October, 2007.

/s/ Mildred M. Hartzog
Notary Public

[NOTARIAL SEAL]	My commission expires: 10/27/2009

STATE OF ALABAMA	)
)
COUNTY OF JEFFERSON	)

I, the undersigned, Notary Public in and for said County in said State, hereby certify that Arthur J. Sharbel, III, whose name as Senior Vice President of The Bankers Bank, N.A., a national banking association, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of the instrument, he, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

Given under my hand this the 10th day of October, 2007.

/s/ Wendy M. Fields
Notary Public

[NOTARIAL SEAL]	My commission expires:	08/30/11